EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-284462, No. 333-285678 and No. 333-291118) and Form S-8 (No. 333-279921) of Airship AI Holdings, Inc. of our report dated February 16, 2026, relating to the consolidated financial statements of Airship AI Holdings, Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

Santa Rosa, California

February 16, 2026